EX-9

August 27, 2012

Filed Via EDGAR

Board of Directors
Jackson National Life Insurance Company of New York
1 Corporate Way
Lansing, MI 48951

Re:           Jackson National Life Insurance Company of New York
JNLNY Separate Account I (Perspective)
File Nos. 333-37175 and 811-08401

Directors:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post Effective Amendment No. 34 to a Registration Statement on Form N-4 for the Individual Fixed and Variable Annuity Contracts (the "Contracts") to be issued by Jackson National Life Insurance Company of New York and its separate account, JNLNY Separate Account I.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.
JNLNY Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.
Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to Post-Effective Amendment No. 34 to the Registration Statement.

Respectfully,

/s/ THOMAS J. MEYER

Thomas J. Meyer
Senior Vice President, General Counsel
Secretary and Director